UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 24, 2015

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2015, the Board of Directors of A. H. Belo Corporation (the "Company") appointed, effective as of May 1, 2015, Mary Kathryn Murray to serve as the Company's principal accounting officer. Ms. Murray has served as the Company's Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary since April 1, 2015, and is the Company's principal financial officer. Michael N. Lavey, Vice President/Corporate Controller and the Company's current principal accounting officer, has resigned effective May 1, 2015 to pursue another opportunity.
Ms. Murray, age 46, served as the Chief Financial Officer of SourceHOV, a multi-national provider of business processing services, from November 2011 to April 2013 and was responsible for the worldwide finance, accounting, and facility operations of that company. Subsequent to SourceHOV's acquisition by Citi Venture Capital Investment in April 2013, Ms. Murray served in an advisory role to the Finance Committee of the Board of Directors of SourceHOV until April 2014. Prior to serving in such capacity, from October 2010 to October 2011, Ms. Murray was Chief Financial Officer of Pivot3, Inc., a provider of converged infrastructure appliances for the video surveillance and virtual desktop markets. In that role, she directed the financial, administrative, human resource, corporate information technology and legal operations for that organization. Prior to that, from September 2006 to October 2010, Ms. Murray served as Executive Vice President/Chief Financial Officer of Taleo Corporation, a then publicly-traded company focused on talent acquisition, performance management, learning and development, and compensation management, which was later acquired by Oracle Corporation. Ms. Murray has over twenty years of accounting and finance experience.
There are no arrangements or understandings between Ms. Murray and any other person pursuant to which Ms. Murray was selected as an officer of the Company. There are no family relationships between Ms. Murray and any director or executive officer, or person nominated or chosen by the Company that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 24, 2015	A. H. BELO CORPORATION

	By:	/s/	Christine E. Larkin
Christine E. Larkin
Vice President/General Counsel